UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2009

Citizens Bancshares Corporation

(Exact name of registrant as specified in its charter)

Georgia	333-38509	58-1631302
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75 Piedmont Avenue, NE, Atlanta, Georgia, USA		30303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 659-5959

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Citizens Bancshares Corporation (the “Company”), parent company of Citizens Trust Bank, has received preliminary approval of its application to participate in the United States Department of the Treasury’s (“Treasury”) TARP Capital Purchase Program (“CPP”).

As a participant in the CPP, the Company could receive up to approximately $7.29 million in capital from Treasury in exchange for shares of the Company’s preferred stock.  The preferred stock would pay a 5% dividend for the first five years of the investment, after which the rate would increase to 9% if the preferred shares are not redeemed by the Company.  Generally a warrant to purchase shares of preferred stock is also required to be issued to Treasury; however, the Company is a certified Community Development Financial Institution (“CDFI”), and as a result is exempt from this requirement.

Mr. James E. Young, President and CEO of the Company and Bank, stated, “We are very pleased to have been preliminarily approved to participate in the Treasury’s Capital Purchase Program which will provide additional capital to strong and healthy financial institutions such as Citizens Bancshares Corporation.  This investment further enhances our regulatory capital ratios, which are already considered as well-capitalized for regulatory purposes, positions us to capitalize on current market opportunities and expands our ability to meet the needs of our customers, communities and shareholders during these challenging economic times.”

Final approval of the Company’s participation in the CPP is subject to satisfaction of certain conditions, including the adoption of a proposed amendment to the Company’s articles of incorporation authorizing the Company to issue preferred stock.  This amendment is subject to shareholder approval and will be voted upon at the Company’s special meeting of shareholders.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS BANCSHARES CORPORATION

		By:	/s/ James E. Young
James E. Young
President and CEO

Dated:	January 6, 2009